United States securities and exchange commission logo





                      April 18, 2023

       Alan Yue Zhuo
       Chief Financial Officer
       DiDi Global Inc.
       No. 1 Block B, Shangdong Digital Valley
       No. 8 Dongbeiwang West Road
       Haidian District, Beijing
       People   s Republic of China

                                                        Re: DiDi Global Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed May 2, 2022
                                                            File No. 001-40541

       Dear Alan Yue Zhuo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services